AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

THE TAILORED SHAREHOLDER REPORTS RULE

This Amendment (the “Amendment”) is entered into as of July 1, 2024 (the “Effective Date”), by and among Transamerica Life Insurance Company and Transamerica Financial Life Insurance Company (each the “Company,” collectively the “Companies”), each on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), Transamerica Series Trust (the “Trust”), and Transamerica Capital, Inc. (the “Distributor”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Companies entered into participation agreements with the Trust dated May 1, 2013, September 1, 2008, and October 20, 2008 (collectively, the “Participation Agreement”);

WHEREAS, pursuant to the Participation Agreement, the Company invests in shares of certain of the portfolios of the Trust (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners;

WHEREAS, the Trust has certain obligations pursuant to the Tailored Shareholder Reports Rule (the “TSR Rule”) to transmit annual and semi-annual reports to shareholders, to make such reports and other information accessible on a website, and to provide such reports to shareholders free of charge in paper or electronic form upon request;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act [“Rule 498A”]) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the

Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with the TSR Rule and Rule 498A unless the Trust prepares and provides the Fund Documents that are specified in the TSR Rule and Rule 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trust, and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Fund Documents and Tailored Shareholder Reports; Website Posting.

(a)

Fund Documents and Tailored Shareholder Reports. In addition to the Fund Documents specified in Rule 498A, the Trust (and Distributor) is responsible for preparing and providing the Tailored Shareholder Reports specified in the TSR Rule (“Tailored Shareholder Reports”).

(b)

Deadline for Providing, and Current-ness of, Fund Documents and Tailored Shareholder Reports. The Trust and the Distributor shall provide the Fund Documents and Tailored Shareholder Reports to the Company, or its designee, on a timely basis to facilitate the required website posting, and provide updated versions as necessary, in order to facilitate a continuous offering of the securities and the Contracts.

(c)

Format of Fund Documents and Tailored Shareholder Reports. The Trust and the Distributor shall provide the Fund Documents and Tailored Shareholder Reports to the Company, or its designee, in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	Are both human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A);

(ii)

Permit persons accessing the Tailored Shareholder Reports and the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such a document and the section of the document referenced in that section heading, and to immediately access information available online that is referenced in Tailored Shareholder Reports (that is, these documents must include linking, in accordance with the TSR Rule and with Rule 498A); and

(iii)

Permit persons accessing the Tailored Shareholder Reports and Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of the TSR Rule as well as Rule 498A.

(d)

Website Hosting. The Company shall host and maintain the Tailored Shareholder Reports in addition to the Fund Documents required by Rule 498A, so that the Tailored Shareholder Reports are publicly accessible, free of charge, at the website hosted by the Company, in accordance with the conditions set forth in the TSR Rule and Rule 498A, provided that the Trust and Distributor fulfill their obligations under this Amendment. The Company may engage a third party to host and maintain the website as specified above.

(e)	Use of Tailored Shareholder Reports.

(i)

The Company shall ensure that Tailored Shareholder Reports will be delivered as required by the TSR Rule for each currently offered Variable Contract described under the related registration statement; and

(ii)	The Trust and Distributor shall ensure that Tailored Shareholder Reports are used for the Portfolios, in accordance with the TSR Rule.

(f)

Website Hosting and TSR Delivery Fee (Expense Allocation). The Distributor (and/or the Trust) shall bear the costs of posting, maintaining and managing the Tailored Shareholder Reports on the website hosted by the Company and the costs of preparing and mailing the Tailored Shareholder Reports to Contract Owners through the payment of a semi-annual Website Hosting and TSR Delivery Fee to the Company.

(i)	Amount of Fee. The Website Hosting and TSR Delivery Fee shall be based on the number of Funds invested in by Contract Owners.

(ii)	Payment of Fee. The Trust (and/or the Distributor) shall pay the Website Hosting and TSR Delivery Fee to the Company, in full, within 30 business days after the end of the semi-annual period.

(iii)

Review and Renegotiation. From time to time, the Parties shall review the Website Hosting and TSR Delivery Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs (both internal costs and external costs) of posting and maintaining the Tailored Shareholder Reports on the website hosted by the Company and mailing Tailored Shareholder Reports to Contract Owners. The Parties agree to negotiate in good faith any change to the Website Hosting and TSR Delivery Fee proposed by a Party.

2.

Content of Tailored Shareholder Reports. The Trust and the Distributor shall be responsible for the content and substance of the Tailored Shareholder Reports as provided to the Company, including, but not limited to, the accuracy and completeness of the Tailored Shareholder Reports. The Trust and the Distributor shall take prompt action to correct noncompliance with the TSR Rule upon discovery. Without limiting the generality of the foregoing in any manner, the Trust and the Distributor shall be responsible for ensuring that the Tailored Shareholder Reports as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Tailored Shareholder Reports for Paper Delivery. The Trust and/or the Distributor shall:

(a)

At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Tailored Shareholder Reports, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners. Such Company requests shall be fulfilled reasonably promptly.

(b)

Alternatively, if requested by the Company in lieu thereof, the Trust and/or the Distributor or their designee shall provide such electronic or other documentation (including “camera ready” copies of the current Tailored Shareholder Reports as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Trust.

(c)

The Trust (and/or the Distributor) shall reimburse the Company for the costs of mailing the Tailored Shareholder Reports to Contract Owners. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting and TSR Delivery Fee specified above.

4.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on the TSR Rule and Rule 498A, and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

5.	Termination. This Amendment shall terminate upon the earlier of:

(a)	Termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

6.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

7.	Joint and Several Liability. The responsibilities, obligations, duties, and liabilities of the Trust and Distributor under this Amendment shall be joint and several.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

The Company:

TRANSAMERICA LIFE INSURANCE COMPANY

By:
Name: Ben Wadsley
Title: Head of Product and Pricing

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By: /s/ Ben Wadsley
Name: Ben Wadsley
Title: Head of Product and Pricing

The Trust:

TRANSAMERICA SERIES TRUST

By: /s/ Vincent Toner
Name: Vincent Toner
Title: Director, Fund Administration

The Distributor:

TRANSAMERICA CAPITAL, INC.

By: /s/ Jennifer Pearce
Name: Jennifer Pearce
Title: Vice President, National Accounts